Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

PGT Media Relations

Danielle Mikesell

Office: 941-480-1600

Cell: 941-525-3907

dmikesell@pgtindustries.com

PGT COMPLETES THE ACQUISITION OF CGI WINDOWS & DOORS

Strengthens Leadership Position in

Growing Impact-Resistant Window and Door Market

N. VENICE, FL – September 22, 2014 PGT, Inc. (NASDAQ: PGTI), the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors, announced today that it has completed the acquisition of CGI Windows & Doors Holdings, Inc (CGI). The transaction, valued at approximately $111 million, is consistent with PGT’s plan to grow strategically while contributing to earnings growth through targeted acquisitions of complementary specialty products.

“Today we welcome the entire CGI team to our family and couldn’t be more pleased to begin our journey together. We also want to welcome the valued CGI customers and thank them for their continued support and partnership,” commented Jeff Jackson, President and Chief Operating Officer of PGT Industries. “The capabilities and assets the talented CGI team brings will allow us to advance our collective leadership position in the industry. Together, we will remain focused on delivering the best customer service in the industry and leading with innovative products and services. With the combination of these two successful companies, the future is brighter than ever.”

The acquisition combines two successful companies committed to serving the impact-resistant window and door industry and is expected to:

•	Enhance PGT’s leadership position in the growing impact-resistant window and door industry

•	Strengthen the Company’s ability to compete against national suppliers and other storm protection systems

•	Diversify and broaden PGT’s brand and product portfolio

•	Create synergies by maximizing efficiencies and scale including purchasing and logistics

•	Broaden manufacturing footprint and capabilities

With the completion of the transaction, Jeff Jackson is the President and Chief Operations Officer of both PGT and CGI. Steven Dawson will continue with CGI in the expanded role of Vice President and General Manager. Jorge Santaella will continue to be responsible for operations as Director of Manufacturing.

“Our team is thrilled to join the PGT family, and I am honored to continue with CGI in my new role,” commented Steven Dawson, Vice President and General Manager of CGI Windows and Doors. “With the additional resources and support, CGI will be even better placed to serve our customers while leading as an innovator in product craftsmanship, strength and style.”

The Company’s stated business strategy is that:

•	CGI will continue to operate and manufacture products in Miami, Florida.

•	CGI will remain a separate and distinct brand in the marketplace.

•	Both Companies will leverage best-practices and synergies to provide incremental value to employees, customers, business partners and stockholders.

Financial Disclosure and Conference Call:

PGT will disclose certain financial information regarding the historic performance of CGI on Thursday, October 9, 2014 and will hold a conference call Friday, October 10, 2014, at 10:00 a.m. Eastern time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, kindly dial into the call a few minutes before the start time: (877) 769-6798 (U.S. and Canada) and (678) 894-3060 (international). A replay of the call will be available beginning October 10, 2014, at 1 p.m. Eastern time through October 16, 2014. To access the replay, dial (855) 859-2056 (U.S. and Canada) and (404) 537-3406 (international) and refer to pass code 8648256. The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtindustries.com.

ABOUT PGT:

PGT pioneered the U. S. impact-resistant window and door industry, and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the Company employs approximately 1,700 at its manufacturing, glass laminating and tempering plants in North Venice, Florida. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving residential, commercial, high-rise and institutional markets. PGT’s product line includes PGT Aluminum and Vinyl Windows and Doors; PGT WinGuard; PGT PremierVue; PGT Architectural Systems; and PGT Eze-Breeze Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit pgtindustries.com.

ABOUT CGI:

CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact resistant products that meet or exceed the stringent Miami-Dade County impact standards. The Company has over 200 employees at its manufacturing plant in Miami, Florida. Today the Company continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit cgiwindows.com.

FORWARD-LOOKING STATEMENTS:

From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

•	Changes in new home starts and home remodeling trends

•	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated

•	Raw material prices, especially aluminum

•	Transportation costs

•	Level of indebtedness

•	Dependence on our WinGuard branded product lines

•	Product liability and warranty claims

•	Federal and state regulations, and

•	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at http://ir.pgtindustries.com/sec.cfm.